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          As filed with the Securities and Exchange Commission on  July 23, 1996
                                                Registration No. 33-____________

================================================================================
                            SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C.  20549

                                          FORM S-8
                                  REGISTRATION STATEMENT
                             UNDER THE SECURITIES ACT OF 1933

                                     SGV BANCORP, INC.
                  (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                         6035                   95-4524789
(state or other jurisdiction         (Primary Standard          (IRS Employer
of incorporation or             Classification Code Number)  Identification No.)
organization)

                                 225 NORTH BARRANCA STREET
                              WEST COVINA, CALIFORNIA  91791
                                      (818) 859-4200
                (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF SAN GABRIEL VALLEY
                  EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST
                               (Full Title of the Plan)

BARRETT G. ANDERSEN                             COPIES TO:
PRESIDENT AND CHIEF EXECUTIVE OFFICER           JOSEPH G. PASSAIC, JR., ESQUIRE
FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION      WILLIAM E. DONNELLY, ESQUIRE
   OF SAN GABRIEL VALLEY                        MULDOON, MURPHY & FAUCETTE
225 NORTH BARRANCA STREET                       5101 WISCONSIN AVENUE, N.W.
WEST COVINA, CALIFORNIA  91791                  WASHINGTON, D.C. 20016
(818) 859-4200                                  (202) 362-0840

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /

================================================================================
   Title of each                                       Aggregate
Class of Securities   Amount to be   Purchase Price    Offering    Registration
 to be Registered      Registered     Per Share (1)    Price (2)       Fee
- --------------------------------------------------------------------------------
  Common Stock          40,000
 $.01 par Value         Shares (3)       $8.00         $320,000      $110.35
- --------------------------------------------------------------------------------
  Participation           (4)            _____         ________        (5)
    Interests
================================================================================

(1) The closing price of the Common Stock on the Nasdaq Stock Market on July 22, 1996 in accordance with Rule 457(c) under the Securities Act of 1933, as amended.
(2)  Estimated solely for the purpose of calculating the registration fee.
(3)  Estimated amount to be transferred/offered for sale within two years.
(4) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(5) The securities of SGV Bancorp, Inc. to be purchased by the First Federal Savings and Loan Association of San Gabriel Valley Employees' Savings & Profit Sharing Plan and Trust are included in the amount shown for Common Stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) under the Securities Act, the registration fee has been calculated on the basis of the number of shares of Common Stock that may be purchased with the current assets of such Plan.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND 17 C.F.R. SS. 230.462.

Number of Pages 9                             Exhibit Index begins on Page 6



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                                    PART I
             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for First Federal Savings and Loan Association of San Gabriel Valley Employees' Savings & Profit Sharing Plan and Trust (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.


                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

         (a) SGV Bancorp, Inc.'s (the "Holding Company" or "Registrant") Annual Report on Form 10-K/A for the fiscal year ended June 30, 1995, which includes the consolidated statements of financial condition of the Holding Company and subsidiary as of June 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1995, together with the related notes and the report of the independent auditors, Deloitte & Touche LLP, filed with the SEC on December 8, 1995 (File No. 0-25664).

         (b) The Form 10-Q reports filed by the Registrant for the fiscal quarters ended September 30 and December 31, 1995 and March 31, 1996 (File No. 0-25664), filed with the SEC on November 14, 1995, February 14, 1996 and May 14, 1996, respectively.

         (c) The description of Registrant's Common Stock contained in Registrant's Form 8-A (File No. 0-25664), as filed with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 12b-15 promulgated thereunder, declared effective on May 9, 1995, as incorporated by reference from the Registrant's Registration Statement on Form S-1 (SEC No. 33-90018) filed on March 6, 1995.

         (d) All documents filed by the Registrant and the Plan (if applicable) pursuant to Section 13(a) and (c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

         (e) The Plan's Annual Report on Form 11-K/A for the plan year ended December 31, 1995, which includes the Forms 5500 for the plan years ended December 31, 1994 and 1995, filed with the SEC on July 19, 1996.


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          Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent, or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee,



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including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses under this Article TENTH, or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.


ELEVENTH:
- --------

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting


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the personal liability of Directors, then the liability of a Director of the
Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.


      The Registrant is also permitted to maintain directors' and officers' liability insurance covering its directors and officers and has obtained a directors' and officers' liability and corporation reimbursement policy which (subject to certain limits and deductibles) (i) insures officers and directors of the Registrant against loss arising from certain claims made against them by reason of their being such directors or officers, and (ii) insures the Registrant against loss which it may be required or permitted to pay as indemnification due its directors or officers for certain claims.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.



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ITEM 8.  EXHIBITS

The exhibits filed pursuant to Item 601 of Regulation S-K as a part of this Registration Statement are as follows:

(a) List of Exhibits (filed herewith unless otherwise noted)

4.1   Certificate of Incorporation of the Registrant(1)
4.2   Bylaws of the Registrant(1)
10 First Federal Savings and Loan Association of San Gabriel Valley Employees' Savings and Profit Sharing Plan and Trust(2)
23    Consent of Deloitte & Touche LLP
24    Powers of Attorney (contained on the signature page)

- -------------------------
(1) Incorporated by reference to Exhibits 3.1 and 3.2, respectively, contained in the Registration Statement on Form S-1 (SEC No. 33-90018) as amended, declared effective by the SEC on May 9, 1995.
(2) Incorporated by reference to Exhibit 10.8 contained in the Registration Statement on Form S-1 (SEC No. 33-90018) as amended, declared effective by the SEC on May 9, 1995.

Pursuant to the requirements of Item 8 for Form S-8, the undersigned Registrant hereby undertakes to submit the plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and to make all changes required by the IRS in order to qualify the plan.


ITEM 9.  UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate



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                  offering price set forth in the "Calculation of Registration
                  Fee" table in the effective registration statement); and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



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                                  SIGNATURES


THE REGISTRANT.

    Pursuant to the requirements of the Securities Act of 1933, as amended, SGV Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Covina, State of California, on July 23, 1996.

                                     SGV BANCORP, INC.


                                     By:/s/ Barrett G. Andersen
                                        ---------------------------------------
                                        Barrett G. Andersen
                                        President and Chief Executive Officer

    KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Barrett G. Andersen or Royce A. Stutzman, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Name                              Title                       Date
     ----                              -----                       ----

/s/ Royce A. Stutzman             Chairman of the Board of      July 23, 1996
- --------------------------        Directors
Royce A. Stutzman




/s/ Barrett G. Andersen           President and Chief           July 23, 1996
- --------------------------        Executive Officer
Barrett G. Andersen               (principal executive officer)





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/s/ Ronald A. Ott                 Executive Vice President,     July 23, 1996
- --------------------------        Chief Financial Officer
Ronald A. Ott                     and Treasurer
                                  (principal accounting officer)



/s/ Irven G. Reynolds             Director                      July 23, 1996
- --------------------------
Irven G. Reynolds



/s/ John D. Randall               Director                      July 23, 1996
- --------------------------
John  D. Randall



/s/ Benjamin S. Wong              Director                      July 23, 1996
- --------------------------
Benjamin S. Wong



/s/ Thomas A. Patronite           Director                      July 23, 1996
- --------------------------
Thomas A. Patronite


THE PLAN.

    Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Covina, State of California, on July 23, 1996.

                              First Federal Savings and Loan Association of San Gabriel Valley Employees' Savings & Profit Sharing Plan and Trust

                              By: /s/ Edie J. Beachboard
                                  -------------------------------------------
                                  Edie J. Beachboard
                                  Plan Administrator